Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

BY AND AMONG

LACLEDE GAS COMPANY,

THE BANKS PARTY HERETO

U.S. BANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT AND LEAD ARRANGER,

BANK HAPOALIM B. M.,

AS SYNDICATION AGENT

and

SOUTHWEST BANK OF ST. LOUIS,

AS DOCUMENTATION AGENT

September 10, 2004

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1

1.01 Definitions	1

SECTION 2. THE LOANS	8
2.01 Revolving Credit Commitments	8
2.02 Method of Borrowing	10
2.03 Notes	11
2.04 Duration of Interest Periods and Selection of Interest Rates	11
2.05 Interest Rates.	11
2.06 Computation of Interest	12
2.07 Fees	12
2.08 Prepayments	13
2.09 General Provisions as to Payments	13
2.10 Funding Losses	13
2.11 Basis for Determining Interest Rate Inadequate or Unfair	13
2.12 Illegality	14
2.13 Increased Cost	14
2.14 Prime Loans Substituted for Affected LIBOR Loans	15
2.15 Capital Adequacy	15
2.16 Survival of Indemnities	15
2.17 Discretion of Banks as to Manner of Funding	15
2.18 Sharing of Payments	15
2.19 Substitution of Bank	16
2.20 Taxes	16

SECTION 3. PRECONDITIONS TO LOANS	17
3.01 Initial Loans	17
3.02 All Loans	17

SECTION 4. REPRESENTATIONS AND WARRANTIES	18
4.01 Corporate Existence and Power	18
4.02 Corporate Authorization	18
4.03 Binding Effect	18
4.04 Financial Statements	18
4.05 Compliance With Other Instruments; None Burdensome	19
4.06 Regulation U	19
4.07 Investment Company Act of 1940; Public Utility Holding Company Act of 1935	19
4.08 Investments	19
4.09 No Default	19

SECTION 5. COVENANTS	20
5.01 Affirmative Covenants of Borrower	20
(a) Information	20
(b) Corporate Existence	20

1

(c) Compliance with Laws, Regulations, Etc	20
(d) Notices	21
(e) Insurance	21
(f) Further Assurances	21
(g) Financial Covenants	22
5.02 Negative Covenants of Borrower	22
(a) Limitation on Liens	22
(b) Consolidation, Merger, Sale of Property, Etc	22
(c) Sale or Discount of Accounts	22
(d) Transactions with Affiliates	22
(e) Changes in Nature of Business	23
(f) Permitted Investments; Acquisitions	23
(g) Limitations on Restrictive Agreements	23
5.03 Use of Proceeds	23
SECTION 6. EVENTS OF DEFAULT	23

SECTION 7. ADMINISTRATIVE AGENT	25
7.01 Appointment	25
7.02 Powers	25
7.03 General Immunity	25
7.04 No Responsibility for Loans, Recitals, etc.	25
7.05 Right to Indemnity	25
7.06 Action Upon Instructions of Required Banks	26
7.07 Employment of Agents and Counsel	26
7.08 Reliance on Documents; Counsel	26
7.09 May Treat Payee as Owner	26
7.10 Administrative Agent’s Reimbursement	26
7.11 Rights as a Bank	27
7.12 Independent Credit Decision	27
7.13 Resignation of Administrative Agent	27
7.14 Delivery of Documents	27
7.15 Duration of Agency	27

SECTION 8. GENERAL	28
8.01 No Waiver	28
8.02 Right of Set-Off	28
8.03 Cost and Expenses	28
8.04 General Indemnity	28
8.05 Notices	29
8.06 Consent to Jurisdiction; Waiver of Jury Trial	29
8.07 Governing Law	30
8.08 Amendments and Waivers	30
8.09 References; Headings for Convenience	30
8.10 Successors and Assigns	30
8.11 Notice Required by Section 432.047 R.S. Mo.; Entire Agreement	32
8.12 Severability	32
8.13 Counterparts	32
8.14 Confidentiality	32
8.15 Subsidiary Reference	32

2

Schedules

1.01	Revolving Credit Commitments and Pro Rata Shares

2.02	Authorized Individuals

Exhibits

A	Form of Revolving Credit Note

B	Form of Legal Opinion

C	Form of Certificate

D	Form of Assignment and Assumption Agreement

3

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is made and entered into as of September 10, 2004, by and among LACLEDE GAS COMPANY, a Missouri corporation (“Borrower”), the Banks from time to time party hereto, and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent for the Banks; and has reference to the following facts and circumstances:

A. Borrower, the Banks identified therein, and the Administrative Agent previously entered into the Loan Agreement dated as of September 16, 2002, as subsequently amended (the “Existing Loan Agreement”).

B. Borrower, the Banks and the Administrative Agent desire to amend and restate the Existing Loan Agreement to provide Borrower with a five (5) year revolving credit facility in the original aggregate amount of $285,000,000, with the ability to increase the aggregate amount of such facility up to $300,000,000 upon, and subject to, the terms, provisions and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, the Banks and the Administrative Agent hereby mutually covenant and agree as follows:

SECTION 1. DEFINITIONS.

1.01 Definitions. In addition to the terms defined elsewhere in this Agreement or in any Exhibit or Schedule hereto, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the context requires):

Acquisition shall mean any transaction or series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any Subsidiary directly or indirectly (a) acquires all or substantially all of the assets comprising one or more business units of any other Person at a purchase price of $5,000,000 or more, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least (i) a majority (in number of votes) of the stock and/or other securities of a corporation having ordinary voting power for the election of directors (other than stock and/or other securities having such power only by reason of the happening of a contingency), (ii) a majority (by percentage of voting power) of the outstanding partnership interests of a partnership, (iii) a majority (by percentage of voting power) of the outstanding membership interests of a limited liability company or (iv) a majority of the ownership interests in any organization or entity other than a corporation, partnership or limited liability company.

Adjusted Prime Rate shall mean the Prime Rate plus the Applicable Prime Margin. The Adjusted Prime Rate shall be adjusted automatically on and as of the effective date of any change in the Prime Rate and/or the Applicable Prime Margin.

Administrative Agent shall mean U.S. Bank National Association in its capacity as administrative agent for the Banks under this Agreement and certain of the other Transaction Documents and its successors in such capacity.

Affected Bank shall have the meaning ascribed thereto in Section 2.19.

Affiliate shall mean any Person (a) which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another Person, (b) which directly or indirectly through one or more intermediaries beneficially owns or holds or has the power to direct the voting power of Fifteen Percent (15%) or more of any class of capital stock or other equity interests of another Person, or (c) which has Fifteen Percent (15%) or more of any class of its capital stock or other equity interests beneficially owned or held, directly or indirectly, by another Person. For purposes of this definition, “control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Applicable Commitment Fee Rate, Applicable LIBOR Margin, and Applicable Prime Margin shall mean the annual rate shown in the applicable column below based on the Applicable Rating Level:

If the Applicable Rating Level is, then	Applicable Commitment Fee Rate is	Applicable LIBOR Margin is	Applicable Prime Margin is	Utilization Premium
≥ A/A2	0.100%	0.500%	0%	0.125%
≥ A-/A3	0.125%	0.625%	0%	0.125%
≥ BBB+/Baa1	0.150%	0.750%	0%	0.125%
≥ BBB/Baa2	0.175%	0.875%	0%	0.125%
≥ BBB-/Baa3	0.200%	1.000%	0%	0.125%
< BBB-/Baa3	0.250%	1.250%	0%	0.250%

Applicable Rating Level shall mean, at any time, the then applicable credit ratings by S&P and Moody’s of Borrower’s long-term senior unsecured debt, or if there are no such applicable credit ratings of Borrower’s long-term senior unsecured debt, then Applicable Rating Level shall mean one rating level below the then applicable credit ratings by S&P and Moody’s of Borrower’s long-term senior secured debt. Notwithstanding the foregoing, (i) if there is a difference of one level in such credit ratings, then the higher of such credit ratings shall be used to determine the Applicable Rating Level, and (ii) if there is a difference of more than one level in such credit ratings, then the rating one level higher than the lower of such credit ratings shall be used to determine the Applicable Rating Level. Any change in the Applicable LIBOR Margin and the Applicable Prime Margin shall be effective on the date on which S&P or Moody’s, as the case may be, announces any change in any rating that results in a change in the Applicable Rating Level. The Applicable LIBOR Margin and the Applicable Prime Margin shall increase by an amount equal to the Utilization Premium (the “Utilization Premium”) set forth above during any period (and for only such period) in which Usage is more than Thirty Three and 33/100 Percent (33.33%).

Assignee shall have the meaning ascribed thereto in Section 8.10(c).

Authorized Individuals shall have the meaning ascribed thereto in Section 2.02(e).

Bank shall mean each bank from time to time party to this Agreement and its successors and permitted assigns; and Banks shall mean all of the Banks.

Borrower’s Obligations shall mean any and all present and future indebtedness (principal, interest, fees, collection costs and expenses, attorneys’ fees and other amounts), liabilities and obligations (including, without limitation, indemnity obligations) of Borrower to the Administrative Agent and/or any Bank evidenced by or arising under or in respect of this Agreement, any Note and/or any other Transaction Document.

Capitalized Lease shall mean any lease of property, whether real and/or personal, by a Person as lessee which in accordance with GAAP is required to be capitalized on the balance sheet of such Person.

Capitalized Lease Obligations of any Person shall mean, as of the date of any determination thereof, the amount at which the aggregate rental obligations due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a balance sheet of such Person in accordance with GAAP.

Change of Control Event shall mean each and every issue, sale, transfer or other disposition, directly or indirectly, of shares of capital stock (a) of Parent which, after giving effect thereto, results in any Person and/or any Affiliate of such Person legally or beneficially owning or controlling in the aggregate more than Twenty Percent (20%) (by number of votes) of the Voting Stock of Parent; or (b) of Borrower which, after giving effect thereto, results in Parent legally or beneficially owning or controlling in the aggregate less than One Hundred Percent (100%) (by number of votes) of the Voting Stock of Borrower.

Consolidated Capitalization shall mean, as of the date of any determination thereof, the sum of Consolidated Debt as of such day plus Consolidated Net Worth as of such day, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Capitalization Ratio shall mean, as of the date of any determination thereof, the ratio (expressed as a percentage) of Consolidated Debt as of such day to Consolidated Capitalization as of such day, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Debt shall mean, as of the date of any determination thereof, all Debt of Borrower and its Subsidiaries as of such date, determined on a consolidated basis and in accordance with GAAP.

Consolidated EBITDA shall mean, for the period in question, the sum of (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any Federal, state, local and/or foreign income taxes made by Borrower and its Subsidiaries during such period (whether paid or deferred), plus (iii) all depreciation and amortization expenses of Borrower and its Subsidiaries during such period, plus (iv) any extraordinary losses during such period plus (v) any losses from the sale or other disposition of property other than in the ordinary course of business during such period minus (c) to the extent added in determining such Consolidated Net Income, the sum of (i) any extraordinary gains during such period plus (ii) any gains from the sale or other disposition of property other than in the ordinary course of business during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Interest Coverage Ratio shall mean, for the period in question, the ratio of (a) Consolidated EBITDA during such period to (b) Consolidated Interest Expense during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Interest Expense shall mean, for the period in question, without duplication, all gross interest expense of Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and/or related amortization and other fees and charges owed by Borrower and its Subsidiaries with respect to letters of credit, the net costs associated with interest swap obligations of Borrower and its Subsidiaries, capitalized interest expense, the interest portion of Capitalized Lease Obligations and the interest portion of any deferred payment obligation) during such period, all determined on a consolidated basis and in accordance with GAAP.

Consolidated Net Income shall mean the after-tax net income (or loss) of Borrower and its Subsidiaries for the period in question, determined on a consolidated basis and in accordance with GAAP.

Consolidated Net Worth shall mean, as of the date of any determination thereof, the amount of the capital stock accounts (net of treasury stock, at cost) of Borrower and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of Borrower and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

Debt of any Person shall mean, as of the date of determination thereof, the sum of (a) all indebtedness, liabilities and/or obligations of such Person for borrowed money or which have been incurred in connection with the purchase or other acquisition of property (other than unsecured trade accounts payable incurred in the ordinary course of business) plus (b) all Capitalized Lease Obligations of such Person plus (c) the aggregate undrawn face amount of all letters of credit and/or surety bonds issued for the account and/or upon the application of such Person together with all unreimbursed drawings with respect thereto plus (d) all Guarantees by such Person of Debt of others.

Default shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

Domestic Business Day shall mean any day except a Saturday, Sunday or legal holiday observed in the United States by the Administrative Agent or any Bank.

Eurodollar Business Day shall mean any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

Event of Default shall have the meaning ascribed thereto in Section 6.

Fed Funds Rate shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/10,000 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day; provided that (i) if such day is not a Domestic Business Day, the Fed Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Fed Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined in good faith by the Administrative Agent.

GAAP shall mean, at any time, generally accepted accounting principles at such time in the United States, including the effect of SAS 71 relative to regulated entities.

Granting Bank shall have the meaning ascribed thereto in Section 8.10(e).

Guarantee by any Person shall mean any obligation (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), contingent or otherwise, of such Person guaranteeing, or in effect guaranteeing, any indebtedness, liability, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation or (iv) otherwise to assure the owner of the indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guarantee in respect of any Debt shall be deemed to be Debt equal to the then outstanding principal amount of such Debt which has been guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited. Guarantee when used as a verb shall have a correlative meaning.

Indemnified Liabilities shall have the meaning ascribed thereto in Section 8.04.

Indemnitees shall have the meaning ascribed thereto in Section 8.04.

Interest Period shall mean with respect to each LIBOR Loan: (a) initially, the period commencing on the date of such Loan and ending 7 days or 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and each Bank), as Borrower may elect in the applicable Notice of Borrowing; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending 7 days or 1, 2, 3 or 6 months thereafter (or such other period agreed upon in writing by Borrower and each Bank), as Borrower may elect pursuant to Section 2.04(a); provided that: (c) subject to clauses (d) and (e) below, any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Eurodollar Business Day; (d) subject to clause (e) below, any Interest Period (other than an Interest Period of 7 days) which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and (e) no Interest Period may extend beyond the last day of the Revolving Credit Period.

Investment shall mean any investment (including, without limitation, any loan or advance) of Borrower or any Subsidiary in or to any Person, whether payment therefor is made in cash or capital stock or other equity interests of Borrower or any Subsidiary, and whether such investment is by acquisition of stock or other equity interests or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise.

LIBOR Base Rate shall mean, with respect to the applicable Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available or (b) if the LIBOR Index Rate is not available, the average (rounded upward, if necessary, to the next higher 1/10,000 of 1%) of the respective rates per annum of interest at which deposits in U.S. Dollars are offered to U.S. Bank in the London interbank market by two (2) Eurodollar dealers of recognized standing, selected by U.S. Bank in its sole discretion, at or about 11:00 a.m. (London time) on the date two (2) Eurodollar Business Days before the first day of such Interest Period, for delivery on the first day of the applicable Interest Period for a number of days comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply.

LIBOR Index Rate shall mean, with respect to the applicable Interest Period, a rate per annum (rounded upwards, if necessary, to the next higher 1/10,000 of 1%) equal to the British Bankers’ Association interest settlement rates for U.S. Dollar deposits for such Interest Period as of 11:00 a.m. (London time) on the day two (2) Eurodollar Business Days before the first day of such Interest Period as published by Bloomberg Financial Services, Dow Jones Market Service, Telerate, Reuters or any other service from time to time used by U.S. Bank.

LIBOR Loan shall mean any Loan bearing interest based on the LIBOR Rate.

LIBOR Rate shall mean (a) the quotient of the (i) LIBOR Base Rate divided by (ii) one minus the applicable LIBOR Reserve Percentage plus (b) the Applicable LIBOR Margin. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable LIBOR Margin and/or the LIBOR Reserve Percentage.

LIBOR Reserve Percentage shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by The Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special or marginal reserves) with respect to “Eurocurrency liabilities” as defined in Regulation D or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined, whether or not any Bank has any Eurocurrency liabilities subject to such reserve requirement at such time. LIBOR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without the benefit of any credits for proration, exceptions or offsets which may be available from time to time to any Bank. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

Lien shall mean any interest in any property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, including, without limitation, any security interest, mortgage, deed of trust, pledge, hypothecation, judgment lien or other lien or encumbrance of any kind or nature whatsoever, any conditional sale or trust receipt, any lease, consignment or bailment for security purposes and any Capitalized Lease.

Loan and Loans shall have the meanings ascribed thereto in Section 2.01(a).

Material Adverse Effect shall mean (a) a material adverse effect on the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (b) material impairment of Borrower’s ability to perform any of its obligations under this Agreement, any Note, and/or any other Transaction Document or (c) material impairment of the enforceability of the rights of, or benefits available to, the Administrative Agent or any Bank under this Agreement, any Note and/or any other Transaction Document.

Moody’s shall mean Moody’s Investors Service, Inc.

Notes shall have the meaning ascribed thereto in Section 2.03(a).

Notice of Borrowing shall have the meaning ascribed thereto in Section 2.02(a).

Parent shall mean The Laclede Group, Inc., a Missouri corporation.

Participant shall have the meaning ascribed thereto in Section 8.10(b).

Permitted Investment shall mean any Investment or Acquisition, or any expenditure or any incurrence of any liability to make any expenditure for an Investment or Acquisition, other than (a) any Investment or Acquisition the result of which would be to change substantially the nature of the business engaged in by Borrower and its Subsidiaries, (b) any Investment that is in the nature of a hostile or contested Acquisition, and (c) any Investment that would result in a Default or Event of Default; provided, that it is expressly agreed that all Investments under Borrower’s gas supply risk management program are Permitted Investments.

Permitted Liens shall mean all Liens except (a) Liens on the accounts receivable of Borrower and its Subsidiaries generated from the sale of natural gas, and (b) Liens on the natural gas inventory of Borrower and its Subsidiaries; provided, however, that all Liens under Borrower’s Mortgage and Deed of Trust dated as of February 1, 1945, as supplemented, are Permitted Liens.

Person shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, other entity of any kind or government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

Prime Loan shall mean any Loan bearing interest based on the Adjusted Prime Rate.

Prime Rate shall mean the interest rate announced from time to time by U.S. Bank as its “prime rate” (which rate shall fluctuate as and when said prime rate shall change). Borrower acknowledges that such “prime rate” is a reference rate and does not necessarily represent the lowest or best rate offered by U.S. Bank or any Bank to its customers.

Pro Rata Share shall mean for the item at issue, with respect to each Bank, a fraction (expressed as a percentage), the numerator of which is the portion of such item owned or held by such Bank and the denominator of which is the total amount of such item owned or held by all of the Banks. For example, (a) if the amount of the Revolving Credit Commitment of a Bank is $1,000,000.00 and the total amount of the Revolving Credit Commitments of all of the Banks is $5,000,000.00, such Bank’s Pro Rata Share of the Revolving Credit Commitments would be 20% and (b) if the original principal amount of a Loan is $5,000,000.00 and the portion of such Loan made by one Bank is $500,000.00, such Bank’s Pro Rata Share of such Loan would be 10%. As of the date of this Agreement, the Pro Rata Shares of the Banks with respect to the Revolving Credit Commitments and the Loans are as set forth on Schedule 1.01 attached hereto and incorporated herein by reference.

PUHCA shall have the meaning ascribed thereto in Section 4.07.

Purchasing Bank and Purchasing Banks shall have the respective meanings ascribed thereto in Section 2.19.

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System, as amended.

Regulatory Change shall have the meaning ascribed thereto in Section 2.12.

Required Banks shall mean at any time Banks having at least Fifty One Percent (51%) of the aggregate amount of Loans then outstanding or, if no Loans are then outstanding, at least Fifty One Percent (51%) of the total Revolving Credit Commitments of all of the Banks.

Revolving Credit Commitment shall mean, subject to (a) any reduction of the Revolving Credit Commitments pursuant to Section 2.01(c), (b) any increase in the Revolving Credit Commitments pursuant to Section 2.01(d) and (c) assignments of the Revolving Credit Commitments by the Banks to the extent permitted by Section 8.10, with respect to each Bank the amount set forth opposite such Bank’s name on Schedule 1.01 attached hereto and incorporated herein by reference.

Revolving Credit Period shall mean the period commencing on the date of this Agreement and ending September 10, 2009; provided, however, that the Revolving Credit Period shall end on the date the Revolving Credit Commitment is terminated pursuant to Section 6 or otherwise.

S&P shall mean Standard and Poor’s Ratings Group.

SPC shall have the meaning ascribed thereto in Section 8.10(e).

Subsidiary shall mean any corporation or other entity of which more than Fifty Percent (50%) of the issued and outstanding capital stock or other equity interests entitled to vote for the election of directors or persons performing similar functions (other than by reason of default in the payment of dividends or other distributions) is at the time owned directly or indirectly by Borrower and/or any Subsidiary.

Transaction Documents shall mean this Agreement, the Notes and any and all other agreements, documents and instruments heretofore, now or hereafter delivered to the Administrative Agent or any Bank with respect to or in connection with or pursuant to this Agreement, any Loans made hereunder or any of the other Borrower’s Obligations, and executed by or on behalf of Borrower, all as the same may from time to time be amended, modified, extended, renewed or restated.

U.S. Bank shall mean U.S. Bank National Association, in its individual corporate capacity as a Bank hereunder and not as the Administrative Agent hereunder.

Usage shall mean, for any date, the percentage equivalent of a fraction, the numerator of which is the aggregate principal amount of Loans outstanding on such date and the denominator of which is the aggregate amount of the Revolving Credit Commitments on such date; provided that if for any reason any Loans remain outstanding following the termination of the Revolving Credit Commitments, Usage will be deemed to be more than Thirty Three and 33/100 Percent (33.33%).

Voting Stock shall mean, with respect to any corporation or other entity, any shares of stock or other equity interests of such corporation or other entity whose holders are entitled under ordinary circumstances to vote for the election of directors (or Persons performing similar functions) of such corporation or other entity (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

SECTION 2. THE LOANS.

2.01 Revolving Credit Commitments.

(a) Subject to the terms and conditions set forth in this Agreement and so long as no Default or Event of Default has occurred and is continuing, during the Revolving Credit Period, each Bank severally agrees to make such loans to Borrower (individually, a “Loan” and collectively, the “Loans”) as Borrower may from time to time request pursuant to Section 2.02. Each Loan under this Section 2.01(a) which is a Prime Loan shall be for an aggregate principal amount of at least $50,000.00 or any larger multiple of $10,000.00. Each Loan under this Section 2.01(a) which is a LIBOR Loan shall be for an aggregate principal amount of at least $2,500,000.00 or any larger multiple of $500,000.00. The aggregate principal amount of Loans which each Bank shall be required to have outstanding under this Agreement as of any date shall not exceed the amount of such Bank’s Revolving Credit Commitment; provided, however, that in no event shall (i) the aggregate principal amount of all Loans outstanding as of any date exceed the total Revolving Credit Commitments of all of the Banks as of such date or (ii) the aggregate principal amount of all outstanding Loans made by any Bank exceed such Bank’s Pro Rata Share of the aggregate principal amount of all outstanding Loans. Each Loan under this Section 2.01 shall be made from the several Banks ratably in proportion to their respective Pro Rata Shares. Within the foregoing limits, Borrower may borrow under this Section 2.01(a), prepay under Section 2.08 and reborrow at any time during the Revolving Credit Period under this Section 2.01(a). All Loans not paid prior to the last day of the Revolving Credit Period, together with all accrued and unpaid interest thereon and all fees and other amounts owing by Borrower to the Administrative Agent and/or any Bank with respect thereto, shall be due and payable on the last day of the Revolving Credit Period. The failure of any Bank to make any Loan required under this Agreement shall not release any other Bank from its obligation to make Loans as provided herein.

(b) If the total Revolving Credit Commitments of all of the Banks on any date should be less than the aggregate principal amount of Loans outstanding on such date, whether as a result of Borrower’s election to decrease the amount of the Revolving Credit Commitments of the Banks pursuant to Section 2.01(c) or otherwise, Borrower shall be automatically required (without demand or notice of any kind by the Administrative Agent or any Bank, all of which are hereby expressly waived by Borrower) to immediately repay the Loans in an amount sufficient to reduce the aggregate principal amount of outstanding Loans to an amount equal to or less than the total Revolving Credit Commitments of all of the Banks.

(c) Borrower may, upon one (1) Domestic Business Days’ prior written notice to the Administrative Agent and each Bank, terminate entirely at any time, or proportionately reduce from time to time on a pro rata basis among the Banks based on their respective Pro Rata Shares by an aggregate amount of $5,000,000.00 or any larger multiple of $1,000,000.00 the unused portions of the Revolving Credit Commitments; provided, however, that (i) at no time shall the Revolving Credit Commitments be reduced to a figure less than the aggregate principal amount of outstanding Loans, (ii) at no time shall the Revolving Credit Commitments be reduced to a figure greater than zero but less than $50,000,000.00 and (iii) any such termination or reduction shall be permanent and Borrower shall have no right to thereafter reinstate or increase, as the case may be, the Revolving Credit Commitment of any Bank.

(d) So long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the right from time to time upon not less than thirty (30) days’ prior written notice to the Administrative Agent to increase the amount of the total Revolving Credit Commitments; provided that:

(i) no Bank shall have any obligation to increase its Revolving Credit Commitment;

(ii) Borrower shall only be permitted to request such an increase on three (3) separate occasions within any twelve-month period;

(iii) each such requested increase shall be in a minimum principal amount of $5,000,000.00;

(iv) in no event shall the Revolving Credit Commitments be increased to an aggregate amount greater than $300,000,000.00;

(v) contemporaneously with requesting each such increase, Borrower certifies to the Administrative Agent and each Bank in writing that immediately before and immediately after giving effect to such increase (A) Borrower is in compliance with all of the terms, provisions, covenants and conditions contained in this Agreement and the other Transaction Documents and (B) no Default or Event of Default has occurred and is continuing;

(vi) any increase in the Revolving Credit Commitments which is accomplished by increasing the Revolving Credit Commitment of any Bank or Banks who are at the time of such increase party to this Agreement (which Bank or Banks shall consent to such increase in their sole and absolute discretion) shall be accomplished as follows: (A) this Agreement will be amended by Borrower, the Administrative Agent and those Bank(s) whose Revolving Credit Commitment(s) is or are being increased (but without any requirement that the consent of any other Bank be obtained) to reflect the revised Revolving Credit Commitments of each Bank, (B) the Administrative Agent will deliver an updated Schedule 1.01 to Borrower and each Bank reflecting the revised Revolving Credit Commitments and Pro Rata Shares of each Bank, (C) the outstanding Loans will be reallocated on the effective date of such increase among the Banks in accordance with their revised Pro Rata Shares (and the Banks agree to make all payments and adjustments necessary to effect the reallocation and Borrower shall pay any and all costs required pursuant to Section 2.10 in connection with such reallocation as if such reallocation were a repayment) and (D) Borrower will deliver new Note(s) to the Bank or Banks whose Revolving Credit Commitment(s) is or are being increased reflecting the revised Revolving Credit Commitments of such Bank(s);

(vii) any increase in the Revolving Credit Commitments which is accomplished by addition of a new Bank under this Agreement shall be accomplished as follows: (A) such new Bank shall be subject to the consent of the Administrative Agent and Borrower, which consent shall not be unreasonably withheld, (B) this Agreement will be amended by Borrower, the Administrative Agent and such new Bank (but without any requirement that the consent of any other Bank be obtained) to reflect the addition of such new Bank as a Bank hereunder, (C) the Administrative Agent will deliver an updated Schedule 1.01 to Borrower and each Bank reflecting the revised Revolving Credit Commitments and Pro Rata Shares of each Bank, (D) the outstanding Loans will be reallocated on the effective date of such increase among the Banks in accordance with their revised Pro Rata Shares (and the Banks agree to make all payments and adjustments necessary to effect the reallocation and Borrower shall pay any and all costs required pursuant to Section 2.10 in connection with such reallocation as if such reallocation were a repayment) and (E) Borrower will deliver a Note to such new Bank; and

(viii) notwithstanding anything to the contrary contained in this Agreement, upon any termination or reduction of the Revolving Credit Commitments by Borrower pursuant to Section 2.01(c), Borrower shall no longer have the option to request an increase in the Revolving Credit Commitments pursuant to this Section 2.01(d).

2.02 Method of Borrowing.

(a) Borrower shall give notice (each, a “Notice of Borrowing”) to the Administrative Agent by 10:00 a.m. (Central time) on the Domestic Business Day of each Prime Loan to be made to Borrower, and by 10:00 a.m. (Central time) at least three (3) Eurodollar Business Days before each LIBOR Loan to be made to Borrower, specifying: (i) the date of such Loan, which shall be a Domestic Business Day during the Revolving Credit Period in the case of a Prime Loan and a Eurodollar Business Day during the Revolving Credit Period in the case of a LIBOR Loan; (ii) the aggregate principal amount of such Loan; (iii) whether such Loan is to be a Prime Loan or a LIBOR Loan; and (iv) in the case of a LIBOR Loan, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b) Upon receipt of a Notice of Borrowing given to it, the Administrative Agent shall notify each Bank by 11:00 a.m. (Central time) on the date of receipt of such Notice of Borrowing by the Administrative Agent (which must be a Domestic Business Day) of the contents thereof and of such Bank’s Pro Rata Share of such Loan. A Notice of Borrowing shall not be revocable by Borrower.

(c) Not later than 1:00 p.m. (Central time) on the date of each Loan, each Bank shall (except as provided in subsection (d) of this Section) make available its Pro Rata Share of such Loan, in Federal or other funds immediately available in St. Louis, Missouri, to the Administrative Agent at its address specified in or pursuant to Section 8.05. Unless the Administrative Agent determines that any applicable condition specified in Section 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to Borrower immediately thereafter at the Administrative Agent’s aforesaid address by crediting such funds to a demand deposit account of Borrower at U.S. Bank specified by Borrower (or such other account mutually agreed upon in writing between the Administrative Agent and Borrower). The Administrative Agent shall not be required to make any amount available to Borrower hereunder except to the extent the Administrative Agent shall have received such amounts from the Banks as set forth herein, provided, however, that unless the Administrative Agent shall have been notified by a Bank prior to the time a Loan is to be made hereunder that such Bank does not intend to make its Pro Rata Share of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Bank has made such Pro Rata Share available to the Administrative Agent prior to such time, and the Administrative Agent may in reliance upon such assumption make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made such amount available to Borrower, the Administrative Agent shall be entitled to receive such amount from such Bank forthwith upon its demand, together with interest thereon in respect of each day during the period from and including the date such amount was made available to Borrower to but excluding the date the Administrative Agent recovers such amount from such Bank at an annual rate equal to the Fed Funds Rate.

(d) If any Bank makes a new Loan to Borrower under this Agreement on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Loan to Borrower from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (c) of this Section, or remitted by Borrower to the Administrative Agent as provided in Section 2.09, as the case may be.

(e) Borrower hereby irrevocably authorizes the Administrative Agent to rely on telephonic, telegraphic, telecopy, telex or written instructions of any person identifying himself or herself as one of the individuals listed on Schedule 2.02 attached hereto (or any other individual from time to time authorized to act on behalf of Borrower pursuant to a resolution adopted by the Board of Directors of Borrower and certified by the Secretary of Borrower and delivered to the Administrative Agent) (the “Authorized Individuals”) with respect to any request to make a Loan or a repayment hereunder, and on any signature which the Administrative Agent believes to be genuine, and Borrower shall be bound thereby in the same manner as if such individual were actually authorized or such signature were genuine. Borrower also hereby agrees to defend and indemnify the

Administrative Agent and each Bank and hold the Administrative Agent and each Bank harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Loans or repayments under this Agreement.

2.03 Notes.

(a) The Loans of each Bank to Borrower shall be evidenced by a Revolving Credit Note of Borrower payable to the order of such Bank in a principal amount equal to the amount of such Bank’s Revolving Credit Commitment, each of which Revolving Credit Notes shall be in substantially the form of Exhibit A attached hereto and incorporated herein by reference (with appropriate insertions) (collectively, as the same may from time to time be amended, modified, extended, renewed, restated or replaced (including, without limitation, any Revolving Credit Note issued in full or partial replacement of an existing Revolving Credit Note as a result of an assignment by a Bank), the “Notes”).

(b) Each Bank shall record in its books and records the date, amount, type and Interest Period (if any) of each Loan made by it to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made by a Bank to Borrower under this Agreement shall be absolute and unconditional, notwithstanding any failure of such Bank to make any such recordation or any mistake by such Bank in connection with any such recordation. The books and records of each Bank showing the account between such Bank and Borrower shall be conclusive evidence of the items set forth therein in the absence of manifest error.

2.04 Duration of Interest Periods and Selection of Interest Rates.

(a) The duration of the initial Interest Period for each LIBOR Loan shall be as specified in the applicable Notice of Borrowing. Borrower shall elect the duration of each subsequent Interest Period applicable to such LIBOR Loan and the interest rate to be applicable during such subsequent Interest Period (and Borrower shall have the option (i) in the case of any Prime Loan, to elect that such Prime Loan become a LIBOR Loan and the Interest Period to be applicable thereto, and (ii) in the case of any LIBOR Loan, to elect that such LIBOR Loan become a Prime Loan), by giving notice of such election to the Administrative Agent by 10:00 a.m. (Central time) on the Domestic Business Day of, in the case of the election of the Adjusted Prime Rate, and by 10:00 a.m. (Central time) at least three (3) Eurodollar Business Days before, in the case of the election of the LIBOR Rate, the end of the immediately preceding Interest Period applicable thereto, if any; provided, however, that notwithstanding the foregoing, in addition to and without limiting the rights and remedies of the Administrative Agent and the Banks under Section 6 hereof, so long as any Default or Event of Default under this Agreement has occurred and is continuing, Borrower shall not be permitted to renew any LIBOR Loan as a LIBOR Loan or to convert any Prime Loan into a LIBOR Loan. Upon receipt of any such notice given by Borrower to the Administrative Agent under this Section 2.04, the Administrative Agent shall notify each Bank by 11:00 a.m. (Central time) on the date of receipt of such notice (which must be a Domestic Business Day) of the contents thereof. If the Administrative Agent does not receive a notice of election for a Loan pursuant to this Section 2.04(a) within the applicable time limits specified herein, Borrower shall be deemed to have elected to pay such Loan in whole pursuant to Section 2.09 on the last day of the current Interest Period with respect thereto and to reborrow the principal amount of such Loan on such date as a Prime Loan.

(b) Borrower may not have outstanding and the Banks shall not be obligated to make more than eight (8) LIBOR Loans at any one time.

2.05 Interest Rates.

(a) So long as no Event of Default under this Agreement has occurred and is continuing, each Prime Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Prime Loan is made until it becomes due, at a rate per annum equal to the Adjusted Prime Rate. So long as any Event of

Default under this Agreement has occurred and is continuing, each Prime Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Prime Loan is made until it becomes due, at a rate per annum equal to Two Percent (2%) over and above the Adjusted Prime Rate. Such interest shall be payable monthly in arrears on the last day of each month commencing on the first such date after such Prime Loan is made, and at the maturity of the Notes (whether by reason of acceleration or otherwise). From and after the maturity of the Notes, whether by reason of acceleration or otherwise, each Prime Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to Two Percent (2%) over and above the Adjusted Prime Rate.

(b) So long as no Event of Default under this Agreement has occurred and is continuing, each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the applicable LIBOR Rate. So long as any Event of Default under this Agreement has occurred and is continuing, each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to Two Percent (2%) over and above the applicable LIBOR Rate. Interest shall be payable for each Interest Period on the last day thereof, unless the duration of such Interest Period exceeds three (3) months, in which case such interest shall be payable at the end of the first three (3) months of such Interest Period and on the last day of such Interest Period, and at the maturity of the Notes (whether by reason of acceleration or otherwise). From and after the maturity of the Notes, whether by reason of acceleration or otherwise, each LIBOR Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to Two Percent (2%) over and above the higher of (i) the LIBOR Rate for the immediately preceding Interest Period applicable to such LIBOR Loan or (ii) the Adjusted Prime Rate.

(c) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and its determination thereof shall be conclusive in the absence of manifest error.

2.06 Computation of Interest. Interest on Prime Loans hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on LIBOR Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

2.07 Fees.

(a) From and including the date of this Agreement to but excluding the last day of the Revolving Credit Period, Borrower shall pay to the Administrative Agent for the account of each Bank a nonrefundable facility fee on the Revolving Credit Commitment of such Bank at the Applicable Commitment Fee Rate. Said facility fee shall be (i) calculated on a daily basis, (ii) payable quarterly in arrears on each March 31, June 30, September 30 and December 31 during the Revolving Credit Period commencing September 30, 2004, and on the last day of the Revolving Credit Period and (iii) calculated on an actual day, 360-day year basis.

(b) Borrower hereby agrees to pay the Administrative Agent for the account of the Banks certain upfront fees in the amounts and on the dates set forth in a letter from Borrower to the Administrative Agent and the Banks dated the date of this Agreement, as the same may from time to time be amended, modified, extended, renewed or restated.

(c) Borrower hereby agrees to pay the Administrative Agent for its own account certain fees in the amounts and on the dates set forth in a letter agreement between Borrower and the Administrative Agent dated August 16, 2004, as the same may from time to time be amended, modified, extended, renewed or restated.

2.08 Prepayments.

(a) Borrower may, upon notice to the Administrative Agent specifying that it is paying the Prime Loans, pay without penalty or premium the Prime Loans in whole at any time or in part from time to time, by paying the principal amount to be paid. Each such optional payment shall be applied to pay the Prime Loans of the several Banks in proportion to their respective Pro Rata Shares.

(b) Borrower may, upon at least three (3) Eurodollar Business Days’ notice to the Administrative Agent specifying that it is paying the LIBOR Loans, pay the LIBOR Loans to which a given Interest Period applies, in whole, or in part in amounts aggregating $2,500,000.00 or any larger multiple of $500,000.00, by paying the principal amount to be paid together with all accrued and unpaid interest thereon to and including the date of payment and any funding losses and other amounts payable under Section 2.10; provided, however, that in no event may Borrower make a partial payment of LIBOR Loans which results in the total outstanding LIBOR Loans with respect to which a given Interest Period applies being greater than $0.00 but less than $2,500,000.00. Each such optional payment shall be applied to pay the LIBOR Loans of the several Banks in proportion to their respective Pro Rata Shares.

(c) Upon receipt of a notice of payment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s Pro Rata Share of such payment and such notice shall not thereafter be revocable by Borrower.

2.09 General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the Loans and of fees and all other amounts payable by Borrower under this Agreement, not later than 12:00 noon (Central time) on the date when due and payable, without condition or deduction for any counterclaim, defense, recoupment or setoff, in Federal or other funds immediately available in St. Louis, Missouri, to the Administrative Agent at its address referred to in Section 8.05. All payments received by the Administrative Agent after 12:00 noon (Central time) shall be deemed to have been received by the Administrative Agent on the next succeeding Domestic Business Day. The Administrative Agent will distribute to each Bank in immediately available funds its Pro Rata Share of each such payment received by the Administrative Agent for the account of the Banks by 2:00 p.m. (Central time) on the day of receipt of such payment by the Administrative Agent if such payment is received by the Administrative Agent from Borrower by 12:00 noon (Central time) on such day or by 12:00 noon (Central time) on the next succeeding Domestic Business Day if such payment is received by the Administrative Agent from Borrower after 12:00 noon (Central time) on such day. Any such payment owed by the Administrative Agent to any Bank which is not paid within the applicable time period shall bear interest until paid (payable by the Administrative Agent) at the Fed Funds Rate. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon, at the then applicable rate, shall be payable for such extended time.

2.10 Funding Losses. Notwithstanding any provision contained in this Agreement to the contrary, (a) if Borrower makes any payment of principal with respect to any LIBOR Loan (pursuant to Sections 2 or 6 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if Borrower fails to borrow or pay any LIBOR Loan after notice has been given by Borrower to the Administrative Agent in accordance with Section 2.02, 2.04, 2.08 or otherwise, Borrower shall reimburse each Bank on demand for any resulting losses and expenses incurred by it, including, without limitation, any losses incurred in obtaining, liquidating or employing deposits from third parties but excluding any loss of margin for the period after any such payment, provided that such Bank shall have delivered to Borrower a certificate setting forth in reasonable detail the calculation of the amount of such losses and expenses, which calculation shall be conclusive in the absence of manifest error.

2.11 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period: (a) deposits in U.S. Dollars (in the applicable amounts) are not being offered to any Bank in the relevant market for such Interest Period, or (b) any Bank determines in good faith that the LIBOR Rate as determined pursuant to the definition thereof will not adequately and fairly reflect the cost to such Bank of maintaining or funding the

LIBOR Loans for such Interest Period, such Bank shall forthwith give notice thereof to the Administrative Agent and Borrower which notice shall set forth in detail the basis for such notice, whereupon until such Bank notifies the Administrative Agent and Borrower that the circumstances giving rise to such suspension no longer exist, (i) the LIBOR Rate shall not be available to Borrower as an interest rate option on any Loans made by such Bank and (ii) all of the then outstanding LIBOR Loans made by such Bank shall automatically convert to Prime Loans on the last day of the then current Interest Period applicable to each such LIBOR Loan. Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion.

2.12 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such governmental or regulatory authority, central bank or comparable agency (a “Regulatory Change”) shall make it unlawful or impossible for any Bank to make, maintain or fund its LIBOR Loans to Borrower, such Bank shall forthwith give notice thereof to the Administrative Agent and Borrower. Upon receipt of such notice, Borrower shall convert all of its then outstanding LIBOR Loans from such Bank on either (a) the last day of the then current Interest Period applicable to such LIBOR Loan if such Bank may lawfully continue to maintain and fund such LIBOR Loan to such day or (b) immediately if such Bank may not lawfully continue to fund and maintain such LIBOR Loan to such day, to a Prime Loan in an equal principal amount. Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.10.

2.13 Increased Cost.

(a) If (i) Regulation D or (ii) a Regulatory Change: (A) shall subject any Bank to any tax, duty or other charge with respect to its LIBOR Loans, its Note or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for taxes on or changes in the rate of tax on the overall net income of such Bank); or (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit, capital or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by, any Bank or shall, with respect to any Bank impose, modify or deem applicable any other condition affecting such Bank’s LIBOR Loans, such Bank’s Note or such Bank’s obligation to make LIBOR Loans; and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D, to impose a cost on or increase the cost to) such Bank of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, and if such Bank is not otherwise fully compensated for such increase in cost or reduction in amount received or receivable by virtue of the inclusion of the reference to “LIBOR Reserve Percentage” in the calculation of the LIBOR Rate, then upon notice by such Bank to the Administrative Agent and Borrower, which notice shall set forth such Bank’s supporting calculations and the details of the Regulatory Change, Borrower shall pay such Bank, as additional interest, such additional amount or amounts as will compensate such Bank for such increased cost or reduction. The determination by any Bank under this Section of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount or amounts, the Banks may use any reasonable averaging and attribution methods.

(b) If any Bank demands compensation under Section 2.13(a) above, Borrower may at any time, upon at least three (3) Eurodollar Business Day’s prior notice to such Bank, convert its then outstanding LIBOR Loans to Prime Loans in an equal principal amount. Interest accrued on each such LIBOR Loan prior to any such conversion shall be due and payable on the date of such conversion together with any funding losses and other amounts due under Section 2.10 and this Section 2.13.

2.14 Prime Loans Substituted for Affected LIBOR Loans. If notice has been given by a Bank pursuant to Sections 2.11 or 2.12 or by Borrower pursuant to Section 2.13 requiring LIBOR Loans of any Bank to be repaid, then, unless and until such Bank notifies the Administrative Agent and Borrower that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Bank to Borrower as LIBOR Loans shall be made instead as Prime Loans. Such Bank shall promptly notify the Administrative Agent and Borrower if and when the circumstances giving rise to such repayment no longer apply.

2.15 Capital Adequacy. If, after the date of this Agreement, any Bank shall have determined in good faith that a Regulatory Change has occurred which has or will have the effect of reducing the rate of return on such Bank’s capital in respect of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy), then from time to time Borrower shall pay to such Bank upon demand such additional amount or amounts as will compensate such Bank for such reduction. All determinations made in good faith by such Bank of the additional amount or amounts required to compensate such Bank in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

2.16 Survival of Indemnities. All indemnities and all provisions relating to reimbursement to the Banks of amounts sufficient to protect the yield to the Banks with respect to the Loans, including, without limitation, Sections 2.10, 2.13 and 2.15 hereof, shall survive the payment of the Notes and the other Borrower’s Obligations and the expiration or termination of this Agreement. Notwithstanding the foregoing, if any Bank fails to notify Borrower of any event which would entitle such Bank to compensation pursuant to Sections 2.10, 2.13 and/or 2.15 hereof within one hundred eighty (180) days after such Bank obtains knowledge of such event, then such Bank shall not be entitled to any compensation from Borrower for any loss, expense, increased cost and/or reduction of return arising from such event.

2.17 Discretion of Banks as to Manner of Funding. Notwithstanding any provision contained in this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it elects, it being understood, however, that for purposes of this Agreement all determinations hereunder (including, without limitation, the determination of each Bank’s funding losses and expenses under Section 2.10) shall be made as if such Bank had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the maturity of the applicable Interest Period relating to the applicable LIBOR Loan and bearing an interest rate equal to the applicable LIBOR Base Rate.

2.18 Sharing of Payments. The Banks agree among themselves that, in the event that any Bank shall directly or indirectly obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, banker’s lien or counterclaim, through the realization, collection, sale or liquidation of any collateral or otherwise) on account of or in respect of any of the Loans or any of the other Borrower’s Obligations in excess of its Pro Rata Share of all such payments, such Bank shall immediately purchase from the other Banks participations in the Loans or other Borrower’s Obligations owed to such other Banks in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that the Banks share such payment ratably in accordance with their respective Pro Rata Shares of the outstanding Loans and other Borrower’s Obligations. The Banks further agree among themselves that if any such excess payment to a Bank shall be rescinded or must otherwise be restored, the other Banks which shall have shared the benefit of such payment shall, by repurchase of participation theretofore sold, or otherwise, return its share of that benefit to the Bank whose payment shall have been rescinded or otherwise restored. Borrower agrees that any Banks so purchasing a participation in the Loans or other Borrower’s Obligations to the other Banks may exercise all rights of set-off, banker’s lien and/or counterclaim as fully as if such Banks were a holder of such Loan or other Borrower’s Obligations in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Bank receives a secured claim in lieu of a set-off to which this Section 2.18 would apply, such Banks shall, to the extent practicable, exercise their rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 2.18 to share in the benefits of any recovery of such secured claim.

2.19 Substitution of Bank. If (a) the obligation of any Bank to make LIBOR Loans has been suspended pursuant to Section 2.11 or (b) any Bank has demanded compensation under Sections 2.13 and/or 2.15 (in each case, an “Affected Bank”), Borrower shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) (the “Purchasing Bank” or “Purchasing Banks”) to purchase the Note and assume the Revolving Credit Commitment of such Affected Bank. The Affected Bank shall be obligated to sell its Note and assign its Revolving Credit Commitment to such Purchasing Bank or Purchasing Banks within fifteen (15) days after receiving notice from Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount of such Note plus unpaid interest accrued thereon up to but excluding the date of sale plus the amount of any compensation that would be due to the Affected Bank under Section 2.10 if Borrower had prepaid the outstanding LIBOR Loans of the Affected Bank on the date of such sale. In connection with any such sale, and as a condition thereof, Borrower shall pay to the Affected Bank the sum of (a) all fees accrued for its account under this Agreement to but excluding the date of such sale, and (b) any additional compensation accrued for its account under Sections 2.13 and/or 2.15 to but excluding said date. Upon such sale, (a) the Purchasing Bank or Purchasing Banks shall assume the Affected Bank’s Revolving Credit Commitment and the Affected Bank shall be released from its obligations under this Agreement to a corresponding extent and (b) the Affected Bank, as assignor, such Purchasing Bank, as assignee, Borrower and the Administrative Agent shall enter into an Assignment and Assumption Agreement in accordance with Section 8.10(c), whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an Assignee under this Agreement and shall have all the rights and obligations of a Bank with a Revolving Credit Commitment in an amount equal to the Revolving Credit Commitment of the Affected Bank. In connection with any assignment pursuant to this Section, Borrower shall pay to the Administrative Agent the administrative fee of $3,500.00 for processing such assignment referred to in Section 8.10(c). Upon the consummation of any sale pursuant to this Section 2.19, the Affected Bank, the Administrative Agent and Borrower shall make appropriate arrangements so that, if required, each Purchasing Bank receives a new Note.

2.20 Taxes.

(a) Any and all payments by Borrower to or for the account of any Bank or the Administrative Agent under any Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Transaction Document to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deduction of Taxes been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) Borrower shall furnish to the Administrative Agent (who shall forward the same to the applicable Bank), at its address referred to in Section 8.05, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made under any of the Transaction Documents or from the execution or delivery of, or otherwise with respect to, any of the Transaction Documents (hereinafter referred to as “Other Taxes”).

(c) Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes, respectively (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.20), paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within fifteen (15) days from the date such Bank or the Administrative Agent (as the case may be) makes demand therefor, accompanied by a certificate of such Bank or the Administrative Agent (as the case may be) setting forth in reasonable detail its computation of the amount or amounts to be paid to it hereunder.

(d) The provisions of this Section 2.20 shall survive any expiration or termination of this Agreement and the payment of the Notes and the other Borrower’s Obligations.

SECTION 3. PRECONDITIONS TO LOANS.

3.01 Initial Loans. Notwithstanding any provision contained in this Agreement to the contrary, no Bank shall have any obligation to make the initial Loan(s) under this Agreement unless the Administrative Agent shall have first received:

(a) this Agreement and the Notes, each executed by a duly authorized officer of Borrower;

(b) a copy of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents, certified by the Secretary of Borrower;

(c) a copy of the Articles of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of Borrower;

(d) a copy of the Bylaws of Borrower, including any amendments thereto, certified by the Secretary of Borrower;

(e) an incumbency certificate, executed by the Secretary of Borrower, which shall identify by name and title and bear the signatures of all of the officers of Borrower executing any of the Transaction Documents;

(f) a certificate of corporate good standing of Borrower issued by the Secretary of State of the State of Missouri;

(g) an opinion of General Counsel of Borrower in the form attached hereto as Exhibit B;

(h) the Notice of Borrowing required by Section 2.02;

(i) evidence satisfactory to the Administrative Agent that the Existing Loan Agreement has been terminated and any existing indebtedness of Borrower thereunder has been paid in full (or will be paid in full with the proceeds of the initial Loan(s) under this Agreement);

(j) a letter (which must be in form and substance satisfactory to the Agent and each Bank) executed by Borrower with respect to the payment of certain upfront fees to the Banks; and

(k) such other agreements, documents, instruments and certificates as the Administrative Agent or any Bank may reasonably request.

3.02 All Loans. Notwithstanding any provision contained in this Agreement to the contrary, no Bank shall have any obligation to make any Loan under this Agreement unless:

(a) the Administrative Agent shall have received a Notice of Borrowing for such Loan as required by Section 2.02;

(b) both immediately before and immediately after giving effect to such Loan, no Default or Event of Default under this Agreement shall have occurred and be continuing; and

(c) all of the representations and warranties made by Borrower in this Agreement and/or in any other Transaction Document shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of the date of such Loan (and for purposes of this Section 3.02(c), the representations and warranties made by Borrower in Section 4.04 shall be deemed to refer to the most recent financial statements of Borrower made available to the Banks pursuant to Section 5.01(a)).

Each request for a Loan by Borrower under this Agreement shall be deemed to be a representation and warranty by Borrower on the date of such Loan as to the facts specified in clauses (b) and (c) of this Section 3.02.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to the Administrative Agent and each Bank that:

4.01 Corporate Existence and Power. Borrower: (a) is duly incorporated, validly existing and in good standing under the laws of the State of Missouri; (b) has all requisite corporate powers required to carry on its business as now conducted; (c) has all requisite governmental and regulatory licenses, authorizations, consents and approvals required to carry on its business as now conducted, except such licenses, authorizations, consents and approvals the failure to have could not reasonably be expected to have a Material Adverse Effect; and (d) is qualified to transact business as a foreign corporation in, and is in good standing under the laws of, all states in which it is required by applicable law to maintain such qualification and good standing except for those states in which the failure to qualify or maintain good standing could not reasonably be expected to have a Material Adverse Effect.

4.02 Corporate Authorization. The execution, delivery and performance by Borrower of this Agreement, the Notes and the other Transaction Documents are within the corporate powers of Borrower and have been duly authorized by all necessary corporate and other action on the part of Borrower.

4.03 Binding Effect. This Agreement, the Notes and the other Transaction Documents have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04 Financial Statements. Borrower has made available to the Administrative Agent and each Bank the following financial statements: (a) consolidated balance sheets and statements of income, retained earnings and cash flows of Borrower and its Subsidiaries as of and for the fiscal year of Borrower ended September 30, 2003, all certified by Borrower’s independent certified public accountants, which financial statements have been prepared in accordance with GAAP consistently applied; and (b) unaudited consolidated balance sheets and statements of income, retained earnings and cash flows of Borrower and its Subsidiaries as of and for the fiscal quarter of Borrower ended June 30, 2004, certified by the chief financial officer of Borrower as being true, correct and complete in all material respects and as being prepared in accordance with GAAP consistently applied. Borrower further represents and warrants to the Administrative Agent and each Bank that (a) said balance sheets and their accompanying notes (if any) fairly present the condition of Borrower and its Subsidiaries as of the dates thereof, (b) there has been no material adverse change in the condition or operation, financial or otherwise, of Borrower and its Subsidiaries taken as a whole since June 30, 2004, and (c) neither Borrower nor any of its Subsidiaries had any direct or contingent liabilities which were not disclosed on said financial statements or the notes thereto (to the extent such disclosure is required by GAAP).

4.05 Compliance With Other Instruments; None Burdensome. None of the execution and delivery by Borrower of the Transaction Documents, the performance by Borrower of its obligations under the Transaction Documents or the borrowing and/or repayment of Loans by Borrower under this Agreement will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in any violation of, any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, any of the provisions of the Articles of Incorporation or Bylaws of Borrower or any of the provisions of any indenture, agreement, document, instrument or undertaking to which Borrower is a party or subject, or by which Borrower or any property or assets of Borrower is bound, or result in the creation or imposition of any security interest, lien or encumbrance on any of the property or assets of Borrower pursuant to the terms of any such indenture, agreement, document, instrument or undertaking. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental, regulatory, administrative or public body, instrumentality, authority, agency or official, or any subdivision thereof, or any other Person is required to authorize, or is required in connection with, (a) the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, any of the Transaction Documents and/or (b) the borrowing and/or repayment of Loans by Borrower under this Agreement.

4.06 Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended) and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended. If requested by the Administrative Agent or any Bank, Borrower shall furnish to the Administrative Agent and each Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

4.07 Investment Company Act of 1940; Public Utility Holding Company Act of 1935. Borrower is not an “investment company” as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended. Borrower is not (a) a “holding company”, or an “affiliate” or a “subsidiary company” of a registered “holding company”, as those terms are defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA”) or (b) subject to regulation under PUHCA, other than as a subsidiary of an exempt holding company under PUHCA.

4.08 Investments. Since the date of this Agreement neither Borrower nor any Subsidiary has made any Investments other than Permitted Investments.

4.09 No Default. No Default or Event of Default under this Agreement has occurred and is continuing. There is no existing default or event of default under or with respect to any indenture, contract, agreement, lease or other instrument to which Borrower is a party or by which any property or assets of Borrower is bound or affected, a default under which could reasonably be expected to have a Material Adverse Effect. Borrower has and is in full compliance with and in good standing with respect to all governmental permits, licenses, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties and assets as now owned or leased by it, the failure to have or noncompliance with which could reasonably be expected to have a Material Adverse Effect. Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, a violation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 5. COVENANTS.

5.01 Affirmative Covenants of Borrower. Borrower covenants and agrees that, so long as (a) any Bank has any obligation to make any Loan under this Agreement, and/or (b) any of Borrower’s Obligations remain unpaid:

(a) Information Borrower will make available, deliver or cause to be delivered to the Administrative Agent with sufficient copies for each Bank:

(i) within ninety (90) days after the end of each fiscal year of Borrower: (A) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP consistently applied and reported on by and accompanied by the unqualified opinion of independent certified public accountants selected by Borrower and reasonably acceptable to the Required Banks; provided, however, that making available to the Administrative Agent copies of the Annual Report on Form 10-K of Borrower for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(a)(i);

(ii) within forty five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income, retained earnings and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year ended at the end of such fiscal quarter, setting forth in each case in comparative form, the figures for the corresponding fiscal quarter and the corresponding portion of Borrower’s previous fiscal year, all in reasonable detail and satisfactory in form to the Required Banks and certified (subject to normal year-end adjustments and absence of footnote disclosures) as to fairness of presentation, consistency and compliance with GAAP by the chief financial officer of Borrower; provided, however, that making available to the Administrative Agent copies of the Quarterly Report on Form 10-Q of Borrower for such fiscal quarter filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 5.01(a)(ii);

(iii) within the timeframes outlined in Sections 5.01(a)(i) and (ii) above, as applicable, a certificate of an authorized officer of Borrower in the form attached hereto as Exhibit C and incorporated herein by reference (A) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto, (B) certifying that all of the representations and warranties made by Borrower in this Agreement and/or in any other Transaction Document are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate and (C) certifying that Borrower is in compliance with the financial covenants contained in Sections 5.01(g) below; and

(iv) with reasonable promptness, such further information regarding the business, affairs and financial condition of Borrower as the Administrative Agent or any Bank may from time to time reasonably request.

(b) Corporate Existence. Borrower will do all things necessary to (i) preserve and keep in full force and effect at all times its corporate existence and all permits, licenses, franchises and other rights material to its business and (ii) be duly qualified to do business and be in good standing in all jurisdictions where the nature of its business or its ownership of property or assets requires such qualification except for those jurisdictions in which the failure to qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

(c) Compliance with Laws, Regulations, Etc. Borrower will comply with any and all laws, ordinances and governmental and regulatory rules and regulations to which Borrower is subject (including, but not limited to all applicable laws, ordinances and governmental and regulatory rules and regulations relating to employee health and safety, public health, the environment, and employment retirement and benefits) and obtain any and all licenses, permits, franchises and other governmental and regulatory authorizations necessary to the ownership of its properties or assets or to the conduct of its business, the violation of which or the failure to comply with or obtain would reasonably be expected to have a Material Adverse Effect.

(d) Notices. Borrower will notify the Administrative Agent in writing of any of the following within five (5) Business Days (as to Section 5.01(d)(i) below) and within fifteen (15) Business Days (as to Sections 5.01(d)(ii), 5.01(d)(iii), 5.01(d)(iv), 5.01(d)(v), and 5.01(d)(vi) below) after any of the Authorized Individuals (or those other officers of Borrower holding the titles of such Authorized Individuals) has actual knowledge thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) the occurrence of any Default or Event of Default;

(ii) the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding against Borrower or any Subsidiary, whether or not considered to be covered by insurance, in which there is a reasonable likelihood of a judgment or final administrative ruling against Borrower or such Subsidiary in recovery of an amount in excess of $25,000,000;

(iii) the entry of any judgment against Borrower or any Subsidiary in the amount of at least $15,000,000;

(iv) any environmental claim or any other action or investigation with respect to the existence or potential existence of any hazardous substances instituted or threatened with respect to Borrower or any Subsidiary or any of the properties or facilities owned, leased or operated by Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, and any known condition or occurrence on any of the properties or facilities owned, leased or operated by Borrower or any Subsidiary which constitutes a violation of any environmental laws or which gives rise to a reporting obligation or requires removal or remediation under any environmental laws which could reasonably be expected to have a Material Adverse Effect;

(v) any material change in Borrower’s or any Subsidiary’s primary line(s) of business; and

(vi) any notices required to be provided pursuant to other provisions of this Agreement.

(e) Insurance. Borrower will, and it will cause each Subsidiary to, insure all of its property of the character usually insured by Persons engaged in the same or similar businesses of comparable size and financial strength and owning similar properties in the same general areas in which Borrower or such Subsidiary operates, against loss or damage of the kind customarily insured against by such Persons, and carry adequate liability insurance and other insurance of a kind and in an amount generally carried by Persons engaged in the same or similar businesses of comparable size and financial strength and owning similar properties in the same general areas in which Borrower or such Subsidiary operates; provided that, to the extent Borrower or any such Subsidiary deems it reasonably prudent to do so, it may satisfy the foregoing obligations through its own program of self-insurance as long as the type of such program of self-insurance is one generally maintained by Persons engaged in the same or similar businesses of comparable size and financial strength and owning similar properties in the same general areas in which Borrower or such Subsidiary operates.

(f) Further Assurances. Borrower will execute and deliver to the Administrative Agent and each Bank, at any time and from time to time, any and all further agreements, documents and instruments, and take any and all further actions which may be required under applicable law, or which the Administrative Agent or any Bank may from time to time reasonably request, in order to effectuate the transactions contemplated by this Agreement and the other Transaction Documents.

(g) Financial Covenants.

(i) Maximum Consolidated Capitalization Ratio. Borrower will at all times have a Consolidated Capitalization Ratio of not more than Seventy Percent (70%).

(ii) Minimum Consolidated Interest Coverage Ratio. Borrower will have a Consolidated Interest Coverage Ratio of at least 2.25 to 1.00 for each four (4) consecutive fiscal quarter period of Borrower commencing with the four (4) consecutive fiscal quarter period of Borrower ending September 30, 2004.

5.02 Negative Covenants of Borrower. Borrower covenants and agrees that, so long as the Administrative Agent and any Bank have any obligation to make any Loan under this Agreement, or any of Borrower’s Obligations remain unpaid, unless the prior written consent of the Required Banks is obtained:

(a) Limitation on Liens. Borrower will not, and will not cause or permit any Subsidiary to, create, incur or assume, or suffer to be incurred or to exist, any Lien on any of its property, whether now owned or hereafter acquired, or upon any income or profits therefrom, except for Permitted Liens.

(b) Consolidation, Merger, Sale of Property, Etc.

(i) Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly merge or consolidate with or into any other Person or permit any other Person to merge into or with or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, Borrower or any Subsidiary may merge with or into or consolidate with Borrower or any Subsidiary provided that (A) in any transaction involving Borrower, Borrower is the surviving Person, and (B) Borrower may merge with or into or consolidate with any other Person so long as such merger or consolidation would not reasonably be expected to materially and adversely affect Borrower’s ability to perform its obligations under this Agreement.

(ii) Borrower will not, and will not cause or permit any Subsidiary to, (A) sell, assign, lease, transfer, abandon or otherwise dispose of any of its property (including, without limitation, any shares of capital stock or other equity interests of a Subsidiary owned by Borrower or another Subsidiary) or (B) issue, sell or otherwise dispose of any shares of capital stock or other equity interests of any Subsidiary; provided, however, that Borrower and each Subsidiary may sell, assign, lease, transfer, abandon or otherwise dispose of (1) any of its natural gas inventory or past-due accounts receivable in the ordinary course of business, (2) any of its property to Borrower or any Subsidiary, provided that, if at anytime more than Ten Percent (10%) of the consolidated assets of Borrower and all of its Subsidiaries are transferred to a Subsidiary, such Subsidiary shall then execute a Guarantee agreement with respect to Borrower’s Obligations in a form reasonably acceptable to Agent and Required Banks, (3) any of its property subject to Borrower’s Mortgage and Deed of Trust dated as of February 1, 1945, as heretofore amended and supplemented, as may be permitted to be sold, assigned, leased, transferred, abandoned or otherwise disposed of under said Mortgage and Deed of Trust, and (4) any of its other property (whether in one transaction or a series of transactions) so long as the value of such property sold, assigned, leased, transferred, abandoned or otherwise disposed of in any fiscal year under this subsection (4) shall not exceed Ten Percent (10%) of the consolidated assets of Borrower and all of its Subsidiaries as determined on a consolidated basis as of the last day of the immediately preceding fiscal year; and provided further, however, that nothing in this Agreement shall limit or restrict Borrower’s use of financial instruments or natural gas contracts under its gas supply risk management program.

(c) Sale or Discount of Accounts. Borrower will not, and it will not cause or permit any Subsidiary to, sell or discount (other than prompt payment discounts granted in the ordinary course of business) any of its notes or accounts receivable or chattel paper generated from the sale of natural gas, except for past due accounts that may be sold to a collection agent.

(d) Transactions with Affiliates. Except for the payment of lawful distributions on its issued stock, Borrower will not, and it will not cause or permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.

(e) Changes in Nature of Business. Borrower will not, and it will not cause or permit any Subsidiary to, engage in any business if, as a result, the general nature of the business that would then be engaged in by Borrower and its Subsidiaries, considered as a whole, would be substantially changed from the general nature of the business engaged in by Borrower and its Subsidiaries as of the date of this Agreement.

(f) Permitted Investments; Acquisitions. Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Investments except for Permitted Investments. Borrower will not, and it will not cause or permit any Subsidiary to, directly or indirectly, make any Acquisitions the result of which would be to change substantially the general nature of the business engaged in by Borrower and its Subsidiaries.

(g) Limitations on Restrictive Agreements. Borrower will not, and it will not cause or permit any Subsidiary to, enter into, or permit to exist, any agreement with any Person which prohibits Borrower or such Subsidiary, as the case may be, from (A) performing its contractual obligations under this Agreement, or (B) creating, incurring, assuming or suffering to exist any Lien in favor of Agent or Banks, upon any of its property or revenues whether now owned or hereafter acquired.

5.03 Use of Proceeds. Borrower covenants and agrees that (a) the proceeds of the Loans will be used solely for the working capital and general corporate purposes of Borrower, (b) no part of the proceeds of any Loan will be used in violation of any applicable law, rule or regulation and (c) no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of any of the Regulations of The Board of Governors of the Federal Reserve System, including, without limitation, Regulations U, T or X thereof, as amended.

SECTION 6. EVENTS OF DEFAULT.

If any of the following (each of the following herein sometimes called an “Event of Default”) shall occur and be continuing:

6.01 Borrower shall fail to pay any of Borrower’s Obligations constituting principal due under the Loans as and when the same shall become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

6.02 Borrower shall fail to pay any of Borrower’s Obligations constituting interest, fees or other amounts (other than principal due under the Loans) within five (5) Domestic Business Days after the date the same shall first become due and payable, whether by reason of demand, maturity, acceleration or otherwise;

6.03 Any representation or warranty made by Borrower in this Agreement, in any other Transaction Document or in any certificate, agreement, instrument or written statement furnished or made or delivered pursuant hereto or thereto or in connection herewith or therewith, shall prove to have been untrue or incorrect in any material respect when made or effected;

6.04 Borrower shall fail to perform or observe any term, covenant or provision contained in Sections 2.01(b), 5.01(a), 5.01(d), 5.01(g), 5.02, or 5.03 above;

6.05 Borrower shall fail to perform or observe any other term, covenant or provision contained in this Agreement (other than those specified in Sections 6.01, 6.02, 6.03 or 6.04 above) and any such failure shall remain unremedied for thirty (30) days after the earlier of (i) written notice of default is given to Borrower by the Administrative Agent or any Bank or (ii) any officer of Borrower obtaining actual knowledge of such default;

6.06 This Agreement or any of the other Transaction Documents shall at any time for any reason (other than termination of this Agreement or such other Transaction Documents, as the case may be, in accordance with its terms) cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction, or if the validity or enforceability thereof shall be contested or denied by Borrower, or if the transactions completed hereunder or thereunder shall be contested by Borrower or if Borrower shall deny that it has any further liability or obligation hereunder or thereunder;

6.07 Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official of itself or of a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against itself in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;

6.08 An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower, or of a substantial part of the property or assets of Borrower, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official of Borrower or of a substantial part of the property or assets of Borrower or (iii) the winding-up or liquidation of Borrower, and such proceeding or petition shall continue undismissed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) consecutive days;

6.09 Borrower shall be declared by any Bank to be in default under or in respect of (i) any other present or future obligation to such Bank, including, without limitation, any other loan, line of credit, revolving credit, guaranty or letter of credit reimbursement obligation, or (ii) any other present or future agreement purporting to convey to such Bank a security interest in, or a lien or encumbrance upon, any property or assets of Borrower;

6.10 The occurrence of any default or event of default under or within the meaning of any agreement, document or instrument evidencing, securing, guaranteeing the payment of or otherwise relating to any indebtedness of Borrower for borrowed money (other than Borrower’s Obligations) having an aggregate outstanding principal balance in excess of $10,000,000 which is not cured or waived in writing within any applicable cure or grace period;

6.11 Borrower shall have a judgment in an amount in excess of $15,000,000 entered against it by a court having jurisdiction in the premises and such judgment shall not be appealed in good faith (and execution of such judgment stayed during such appeal) or satisfied by Borrower within thirty (30) days after the entry of such judgment; or

6.12 The occurrence of any Change of Control Event;

THEN, and in each such event (other than an event described in Sections 6.07 or 6.08), the Administrative Agent shall (i) if requested in writing by the Required Banks, declare that the obligations of the Banks to make Loans under this Agreement have terminated, whereupon such obligations of the Banks shall be immediately and forthwith terminated and (ii) if requested in writing by the Required Banks, declare the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Borrower’s Obligations to be forthwith due and payable, whereupon all of the unpaid principal balance of and all accrued and unpaid interest on the Notes and all of such other Borrower’s Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and the Administrative Agent and the Banks may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law; provided, however, that upon the occurrence of any event described in Sections 6.07 or 6.08, the obligation of the Banks to make Loans under this Agreement shall automatically terminate and the entire outstanding principal balance of and all accrued and unpaid interest on the Notes and all of the other Borrower’s Obligations shall automatically become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and the Administrative Agent and the Banks may exercise any and all other rights and remedies which they may have under any of the other Transaction Documents or under applicable law.

SECTION 7. ADMINISTRATIVE AGENT

7.01 Appointment. U.S. Bank National Association is hereby appointed by the Banks as Administrative Agent under this Agreement, the Notes and the other Transaction Documents. The Administrative Agent agrees to act as such upon the express conditions contained in this Agreement.

7.02 Powers. The Administrative Agent shall have and may exercise such powers hereunder as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Banks, nor any obligation to the Banks to take any action under this Agreement or any of the other Transaction Documents, except any action specifically provided by this Agreement or any of the other Transaction Documents to be taken by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Section 6, Section 7.06 and Section 7.14.

7.03 General Immunity. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be liable to any of the Banks for any action taken or not taken by it in connection with this Agreement or any of the other Transaction Documents (a) with the consent or at the request of the Required Banks (or of all of the Banks to the extent required by the terms of this Agreement) or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.

7.04 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall (a) be responsible for or have any duty to ascertain, inquire into or verify any recitals, reports, statements, representations or warranties contained in this Agreement or any of the other Transaction Documents or furnished pursuant hereto or thereto, (b) except as set forth in Sections 2.02 and 2.09, be responsible for any Loans hereunder, (c) be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any of the other Transaction Documents, (d) be responsible for the satisfaction of any condition specified in Section 3, except receipt of items required to be delivered to the Administrative Agent, (e) be responsible for the validity, effectiveness, genuineness or enforceability of this Agreement or any of the other Transaction Documents or (f) be responsible for the creation, attachment, perfection or priority of any security interests or liens purported to be granted to the Administrative Agent or any Bank pursuant to this Agreement or any of the other Transaction Documents.

7.05 Right to Indemnity. Notwithstanding any other provision contained in this Agreement to the contrary, to the extent Borrower fails to timely reimburse the Administrative Agent pursuant to Section 8.03 or Section 8.04, the Banks shall ratably in accordance with their respective Pro Rata Shares of the aggregate principal amount of outstanding Loans indemnify the Administrative Agent and hold it harmless from and against any and all liabilities, losses (except losses occasioned solely by failure of Borrower to make any payments or to perform any obligations required by this Agreement (excepting those described in Sections 8.03 and 8.04), the

Notes or any of the other Transaction Documents), costs and/or expenses, including, without limitation, any liabilities, losses, costs and/or expenses arising from the failure of any Bank to perform its obligations hereunder or in respect of this Agreement, and also including, without limitation, reasonable attorneys’ fees and expenses, which the Administrative Agent may incur, directly or indirectly, in connection with this Agreement, the Notes or any of the other Transaction Documents, or any action or transaction related hereto or thereto; provided only that the Administrative Agent shall not be entitled to such indemnification for any losses, liabilities, costs and/or expenses resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. This indemnity shall be a continuing indemnity, contemplates all liabilities, losses, costs and expenses related to the execution, delivery and performance of this Agreement, the Notes and the other Transaction Documents, and shall survive the satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

7.06 Action Upon Instructions of Required Banks. The Administrative Agent agrees, upon the written request of the Required Banks (or of all of the Banks, to the extent required by the terms of this Agreement), to take any action of the type specified in this Agreement or any of the other Transaction Documents as being within the Administrative Agent’s rights, duties, powers or discretion. Notwithstanding the foregoing, the Administrative Agent shall be fully justified in failing or refusing to take any action hereunder, unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which may be incurred by it by reason of taking or continuing to take any such action, other than any liability resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Required Banks (except to the extent any such action requires the consent or approval of all of the Banks pursuant to the terms of this Agreement), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and on all holders of the Notes. In the absence of a request by the Required Banks, the Administrative Agent shall have authority, in its good faith discretion, to take or not to take any action, unless this Agreement or any of the other Transaction Documents specifically requires the consent of the Required Banks or of all of the Banks.

7.07 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it in good faith and with reasonable care. The Administrative Agent shall be entitled to advice and opinion of legal counsel concerning all matters pertaining to the duties of the agency hereby created.

7.08 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of legal counsel selected by the Administrative Agent.

7.09 May Treat Payee as Owner. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any such Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note issued in exchange therefor.

7.10 Administrative Agent’s Reimbursement. Each Bank agrees to reimburse the Administrative Agent pro rata in accordance with its Pro Rata Share of the aggregate principal amount of outstanding Loans for (a) any out-of-pocket costs and expenses not timely reimbursed by Borrower for which the Administrative Agent is entitled to reimbursement by Borrower under this Agreement or any of the other Transaction Documents and (b) for any other out-of-pocket costs and expenses incurred by the Administrative Agent on behalf of the Banks in connection with the preparation, execution, delivery, amendment, modification, extension, renewal, administration and/or enforcement of this Agreement and/or any of the other Transaction Documents to the extent not timely reimbursed by Borrower and to the extent not directly resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.

7.11 Rights as a Bank. With respect to its Revolving Credit Commitment, the Loans made by it and the Note issued to it, U.S. Bank National Association shall have the same rights and powers hereunder as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Bank” and “Banks” shall, unless the context otherwise indicates, include U.S. Bank National Association in its individual capacity. U.S. Bank National Association may accept deposits from, lend money to, issue letters of credit for the account of and generally engage in any kind of banking or trust business with Borrower and its Subsidiaries and Affiliates as if it were not the Administrative Agent.

7.12 Independent Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.

7.13 Resignation of Administrative Agent. Subject to the appointment of a successor Administrative Agent, the Administrative Agent may resign as Administrative Agent for the Banks under this Agreement and the other Transaction Documents at any time by thirty (30) days’ notice in writing to the Banks and Borrower. Such resignation shall take effect upon appointment of such successor Administrative Agent. Subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed), the Required Banks shall have the right to appoint a successor Administrative Agent who shall be a Bank and who shall be entitled to all of the rights of, and vested with the same powers as, the original Administrative Agent under this Agreement and the other Transaction Documents. In the event a successor Administrative Agent shall not have been appointed within the thirty (30) day period following the giving of notice by the Administrative Agent, subject to the consent of Borrower (which consent shall not be unreasonably withheld or delayed), the Administrative Agent may appoint its own successor. Resignation by the Administrative Agent shall not affect or impair the rights of the Administrative Agent under Sections 7.05 and 7.10 hereof with respect to all matters preceding such resignation. Any successor Administrative Agent must be a national banking association or a bank chartered in any State of the United States having a combined capital and surplus of at least $100,000,000.00.

7.14 Delivery of Documents. The Administrative Agent agrees to promptly provide each Bank with copies of (a) this Agreement and the other Transaction Documents (including any amendments thereto), (b) any default notices sent by the Administrative Agent to Borrower with respect to this Agreement or any of the other Transaction Documents, (c) any waivers or consents signed by the Administrative Agent or otherwise sent by the Administrative Agent to Borrower with respect to this Agreement or any of the other Transaction Documents, (d) any notices of default sent by Borrower to the Administrative Agent with respect to this Agreement or any of the other Transaction Documents and (e) any requests for any amendments, waivers or consents sent to the Administrative Agent by Borrower with respect to this Agreement or any of the other Transaction Documents. The Administrative Agent agrees to provide each Bank, within ten (10) Domestic Business Days after written request by such Bank and at such Bank’s expense, a copy of such other information, reports, certificates and/or other materials prepared by Borrower or otherwise required by the Transaction Documents and which are in the possession of the Administrative Agent which are reasonably requested by such Bank in writing.

7.15 Duration of Agency. The agency established by Section 7.01 hereof shall continue, and Sections 7.01 through and including this Section 7.15 shall remain in full force and effect, until all of Borrower’s Obligations shall have been paid in full and this Agreement and the Banks’ Revolving Credit Commitments shall have terminated or expired.

SECTION 8. GENERAL.

8.01 No Waiver. No failure or delay by the Administrative Agent or any Bank in exercising any right, remedy, power or privilege under this Agreement or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided in this Agreement and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Nothing herein contained shall in any way affect the right of the Administrative Agent or any Bank to exercise any statutory or common law right of banker’s lien or set-off.

8.02 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, but specifically excluding any trust or segregated accounts) at any time held by such Bank and any and all other indebtedness at any time owing by such Bank to or for the credit or account of Borrower against any and all of Borrower’s Obligations irrespective of whether or not such Bank shall have made any demand under this Agreement or under any of the other Transaction Documents and although such obligations may be contingent or unmatured. Each Bank agrees to promptly notify Borrower after any such set-off and application made by such Bank, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this Section 8.02 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have. Nothing contained in this Agreement or any other Transaction Document shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have against Borrower and to apply the amount subject to such exercise to the payment of indebtedness of Borrower unrelated to this Agreement or the other Transaction Documents.

8.03 Costs and Expenses. Borrower agrees, whether or not any Loan is made under this Agreement, to pay or reimburse the Administrative Agent and each Bank upon demand for (a) all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses up to a maximum amount agreed upon in writing by the Administrative Agent and Borrower) incurred by the Administrative Agent in connection with the preparation, documentation, negotiation and/or execution of this Agreement and/or any of the other Transaction Documents, (b) all recording, filing and search fees and expenses incurred by the Administrative Agent in connection with this Agreement and/or any of the other Transaction Documents, (c) all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the (i) the preparation, documentation, negotiation and execution of any amendment, modification, extension, renewal or restatement of this Agreement and/or any of the other Transaction Documents or (ii) the preparation of any waiver or consent under this Agreement or under any of the other Transaction Documents and (d) if an Event of Default occurs, all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Bank in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. Borrower further agrees to pay or reimburse the Administrative Agent and each Bank upon demand for any stamp or other similar taxes which may be payable with respect to the execution, delivery, recording and/or filing of this Agreement and/or any of the other Transaction Documents. Borrower acknowledges and agrees that such attorneys’ fees and expenses referred to above shall be determined on the basis of rates then generally applicable to the attorneys (and all paralegals, accountants and other staff employed by such attorneys) employed by the Administrative Agent or any Bank. All of the obligations of Borrower under this Section 8.03 shall survive the satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

8.04 General Indemnity. In addition to the payment of expenses pursuant to Section 8.03, whether or not the transactions contemplated hereby shall be consummated, Borrower hereby agrees to defend, indemnify, pay and hold the Administrative Agent and each Bank and any holders of the Notes, and the officers, directors, employees, agents and Affiliates of the Administrative Agent and each Bank and such holders (collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, disbursements, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitees shall be designated a party thereto, provided that the Indemnitees shall share counsel to defend their interests to the extent legally practicable), that may be imposed on, incurred by or asserted against the Indemnitees, in any manner relating to or arising out of this Agreement, any of the other Transaction Documents or any other agreement, document or instrument executed and delivered by Borrower in connection herewith or therewith, the statements contained in any commitment letters delivered by the Administrative Agent or any Bank, the agreement of the Banks to make the Loans under this Agreement or the use or intended use of the proceeds of any Loan under this Agreement (collectively, the “Indemnified Liabilities”); provided that (a) the Indemnitees shall promptly (and in any event within fifteen (15) Business Days after receiving notice of the existence of any potential Indemnified Liabilities) notify Borrower in writing of the existence of any potential Indemnified Liabilities; (b) Borrower shall have the right to assume and thereafter conduct the defense of any Indemnified Liabilities with counsel of its choice reasonably satisfactory to the Indemnitees, provided that Borrower will not consent to the entry of any judgment or enter into any settlement with respect to any Indemnified Liabilities without the prior written consent of the Indemnitees (not to be unreasonably withheld) unless the judgment or proposed settlement fully releases such Indemnitees and involves only the payment of money damages that are covered in full by this indemnity and does not impose an injunction or other equitable relief upon any Indemnitee and is subject to confidentiality provisions acceptable to the Indemnitees (which approval will not be unreasonably withheld by the Indemnitees); (c) Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order and (d) Borrower shall have no obligation to indemnify the Administrative Agent or any Bank with respect to disputes between the Administrative Agent and any Bank or with respect to disputes among the Banks. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 8.04 shall survive satisfaction and payment of Borrower’s Obligations and the termination of this Agreement.

8.05 Notices. Each notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by facsimile, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or facsimile number set forth on the signature pages hereof, or at such other address or facsimile number as any party hereto may designate as its address for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by facsimile (with answerback confirmation received), on the first (1st) Domestic Business Day after the day on which sent, if sent by recognized overnight courier or on the fourth (4th) Domestic Business Day after the day on which mailed, if sent by registered or certified mail.

8.06 Consent to Jurisdiction; Waiver of Jury Trial. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY MISSOURI STATE COURT SITTING IN THE COUNTY OF ST. LOUIS, MISSOURI OR ANY UNITED STATES OF AMERICA COURT SITTING IN THE EASTERN DISTRICT OF MISSOURI, EASTERN DISTRICT, AS THE ADMINISTRATIVE AGENT MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY OF SUCH COURTS. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH BORROWER MAY NOW OR HEREAFTER

HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND BORROWER FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. BORROWER AUTHORIZES THE SERVICE OF PROCESS UPON BORROWER BY REGISTERED MAIL SENT TO BORROWER AT ITS ADDRESS DETERMINED PURSUANT TO SECTION 8.05. BORROWER, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND THE ADMINISTRATIVE AGENT AND/OR ANY BANK ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

8.07 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

8.08 Amendments and Waivers. Any provision of this Agreement, the Notes or any of the other Transaction Documents to which Borrower is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower, the Required Banks and the Administrative Agent; provided however, that notwithstanding the foregoing, (a) no such amendment shall increase the Revolving Credit Commitment of a Bank unless such amendment is signed by such Bank and (b) no such amendment or waiver shall, unless signed by each Bank, (i) increase the total Revolving Credit Commitments above the sum of $300,000,000.00, (ii) decrease the Revolving Credit Commitment of any Bank (other than ratable decreases of the Revolving Credit Commitments of each Bank effected in accordance with Section 2.01(c)), (iii) extend the term of the Revolving Credit Period, (iv) reduce the principal amount of or rate of interest on any Loan or any fees hereunder, (v) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (vi) waive any Event of Default caused by the failure of Borrower to pay any principal of and/or interest on any Loan or any fees hereunder when due, (vii) change the percentage of the Revolving Credit Commitments or of the aggregate principal amount of Loans which shall be required for the Banks or any of them to take any action or obligations under this Section or any other provision of this Agreement, (viii) change the definition of “Required Banks”, (ix) amend Section 2.18 or (x) amend this Section 8.08.

8.09 References; Headings for Convenience. Unless otherwise specified herein, all references herein to Section numbers refer to Section numbers of this Agreement, all references herein to Exhibits A, B, C and D refer to annexed Exhibits A, B, C and D which are hereby incorporated herein by reference and all references herein to Schedules 1.01 and 2.02 refer to annexed Schedules 1.01 and 2.02, which are hereby incorporated herein by reference. The Section headings are furnished for the convenience of the parties and are not to be considered in the construction or interpretation of this Agreement.

8.10 Successors and Assigns. (a) Subject to paragraphs (b), (c), (d) and (e) of this Section 8.10, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Borrower may not assign or otherwise transfer any of its rights or delegate any of its obligations or duties under this Agreement without the prior written consent of the Administrative Agent and each Bank.

(b) Any Bank may at any time grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in its Revolving Credit Commitment, any or all of its Loans and/or any or all of its other rights and/or obligations under this Agreement. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations under this Agreement, and Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the applicable Bank will not agree to any amendment, modification or waiver of this Agreement described in clauses (b)(iii), (b)(iv) or (b)(v) of Section 8.08 without the consent of the Participant. Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16 and 2.17 of this Agreement with respect to its participating interest, but Borrower’s liability in respect thereof shall not be greater than its liability thereunder to the Bank granting the applicable participation.

(c) Any Bank may at any time assign to one or more banks or other financial institutions (each, an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of Borrower and the Administrative Agent, which, in each case, shall not be unreasonably withheld or delayed; provided, however, that (i) the minimum amount of any such assignment shall be $5,000,000.00, (ii) in no event may a Bank have a Revolving Credit Commitment of more than $0.00 but less than $10,000,000.00, (iii) if any Assignee is an Affiliate of such transferor Bank or, immediately prior to such assignment, already a Bank, no consent shall be required and (iv) if any Event of Default under this Agreement has occurred and is continuing no consent of Borrower to such assignment shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Revolving Credit Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignor and/or the Assignee, as applicable. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.00.

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to secure its obligations to a Federal Reserve Bank. No such assignment shall release the transferor Bank from any of its obligations hereunder.

(e) Any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms of this Agreement, (iii) the SPC shall fund all of the Loans which it makes to the Granting Bank which shall forward such funds to the Administrative Agent, (iv) the Administrative Agent shall send all payments of principal, interest and other amounts due with respect to Loans made by an SPC which are received by the Administrative Agent to the applicable Granting Bank for the account of such SPC, (iii) no SPC shall be deemed to be a Bank for purposes of this Agreement, have any voting rights under this Agreement (all voting rights shall remain with the Granting Bank) or have any right to any fees payable under this Agreement (all rights to fees shall remain with the Granting Bank). The making of a Loan by an SPC under this Agreement shall utilize the Revolving Credit Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.10, any SPC may (i) with notice to, but without the prior written consent of, Borrower and the

Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of each SPC having Loans outstanding on the date of such amendment.

8.11 Notice Required by Section 432.047 R.S. Mo.; Entire Agreement. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings (oral or written) relating to the subject matter hereof, including the Existing Loan Agreement.

8.12 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.13 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.14 Confidentiality. Any information received by any Bank from Borrower (or from the Administrative Agent on Borrower’s behalf) and clearly marked as confidential shall be treated as confidential by such Bank in accordance with its customary practices and procedures. Notwithstanding such agreement, nothing herein contained shall limit or impair the right or obligation of any Bank to disclose such information: (a) to its auditors, attorneys, trustees, employees, directors, officers, advisors, Affiliates or agents, (b) when and as required by any law, ordinance, subpoena or governmental order, rule or regulation, (c) as may be required, requested or otherwise appropriate in any report, statement or testimony submitted to any municipal, state, provincial or federal regulatory body or any self-regulatory body having or claiming to have jurisdiction over such Bank, (d) which is publicly available or readily ascertainable from public sources, or which is received by any Bank from a third Person which or which is not known by such Bank to be bound to keep the same confidential, (e) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal or any governmental agency, commission, authority, board or similar entity, (f) in connection with protection of its interests under this Agreement, the Notes or any of the other Transaction Documents, including, without limitation, the enforcement of the terms and conditions of this Agreement, the Notes and the other Transaction Documents, (g) to any entity utilizing such information to rate the creditworthiness of such Bank or to rate or classify the debt or equity securities of such Bank or report to the public concerning the industry of which such Bank is a part or (h) to any actual or prospective Participant or Assignee (it being understood and agreed that prior to disclosure of any confidential information to any actual or prospective Participant or Assignee, such actual or prospective Participant or Assignee shall have agreed in writing to be bound by the terms and provisions of this Section 8.14). It is agreed and understood that no Bank shall be liable to Borrower or any other Person for failure to comply with the foregoing except in any case involving such Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order.

8.15 Subsidiary Reference. As of the date of this Agreement, Borrower does not have any Subsidiaries. Any reference in this Agreement to a Subsidiary of Borrower, and any financial definition, ratio,

restriction or other provision of this Agreement which is stated to be applicable to Borrower and its Subsidiaries or which is to be determined on a “consolidated” or “consolidating” basis, shall apply only to the extent Borrower has any Subsidiaries and, where applicable, to the extent any such Subsidiaries are consolidated with Borrower for financial reporting purposes in accordance with GAAP.

IN WITNESS WHEREOF, Borrower, the Administrative Agent and the Banks have executed this Agreement as of the day and year first above written.

(SIGNATURES ON FOLLOWING PAGES)

SIGNATURE PAGE- BORROWER

AMENDED AND RESTATED LOAN AGREEMENT

Borrower:

LACLEDE GAS COMPANY

By:	/s/ Ronald L. Krutzman
Ronald L. Krutzman, Treasurer and Assistant Secretary

Address:

720 Olive Street, Suite 1525
St. Louis, Missouri 63101
Attention: Treasurer

Facsimile No.: (314) 421-1979

SIGNATURE PAGE- ADMINISTRATIVE AGENT AND U.S. BANK

AMENDED AND RESTATED LOAN AGREEMENT

Administrative Agent:

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent

By:	/S/ MICHAEL C. MAHONEY
Print Name:	Michael C. Mahoney
Title:	Vice President

Address:

One US Bank Plaza (SL-MO-T12M)
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention: Capital Markets Division

Facsimile No.: (314) 418-3571

U.S. Bank:

U.S. BANK NATIONAL ASSOCIATION

By:	/S/ MICHAEL C. MAHONEY
Print Name:	Michael C. Mahoney
Title:	Vice President

Address:

One US Bank Plaza (SL-MO-T12M)
7th Street & Washington Avenue
St. Louis, Missouri 63101
Attention: Large Corporate Department

Facsimile No.: (314) 418-2203

SIGNATURE PAGE- NATIONAL CITY BANK OF THE MIDWEST N.A.

AMENDED AND RESTATED LOAN AGREEMENT

NATIONAL CITY BANK OF THE MIDWEST N.A.

By:	/s/ ERIC HARTMAN
Printed Name:	Eric Hartman
Title:	Vice President

Address:

10401 Clayton Rd.
St. Louis, MO 63303
Attention:Wholesale Banking

Facsimile No.: (314) 995-5772

SIGNATURE PAGE- FIRST NATIONAL BANK OF ST. LOUIS

AMENDED AND RESTATED LOAN AGREEMENT

FIRST NATIONAL BANK OF ST. LOUIS

By:	/s/ GEORGE W. FITZWATER
Printed Name:	George W. Fitzwater
Title:	Senior Vice President & CFO

Address:

7707 Forsyth Boulevard
St. Louis, Missouri 63105
Attention:

Facsimile No.: (314) 746-4641

SIGNATURE PAGE- COMMERCE BANK, NATIONAL ASSOCIATION

AMENDED AND RESTATED LOAN AGREEMENT

COMMERCE BANK, NATIONAL ASSOCIATION

By:	/s/ T. WILLIAM WHITE
Printed Name:	T. William White
Title:	Senior Vice President

Address:

8000 Forsyth Blvd.
Clayton, Missouri 63105
Attention: Frank Sant

Facsimile No.: (314) 746-3783

SIGNATURE PAGE- COMERICA BANK

AMENDED AND RESTATED LOAN AGREEMENT

COMERICA BANK

By:	/s/ MARK J. LEVEILLE
Printed Name:	Mark J. Leveille
Title:	Commercial Banking Officer

Address:

500 Woodward Avenue – M.C. 3269
Detroit, Michigan 48226
Attention:

Facsimile No.: (313) 222-9516

SIGNATURE PAGE- BANK HAPOALIM B.M.

AMENDED AND RESTATED LOAN AGREEMENT

BANK HAPOALIM B.M.

By:	/s/ Laura Anne Raffa
Printed Name:	Laura Anne Raffa
Title:	Executive Vice President and Corporate Manager

Address:

225 N. Michigan Avenue, Suite 900
Chicago, Illinois 60601-7601
Attention:

Facsimile No.: (312) 228-6490

BANK HAPOALIM B.M.

By:	/s/ Shaun Breidbart
Printed Name:	Shaun Breidbart
Title:	Vice President

Address:

225 N. Michigan Avenue, Suite 900
Chicago, Illinois 60601-7601
Attention:

Facsimile No.: (312) 228-6490

SIGNATURE PAGE- THE BANK OF NEW YORK

AMENDED AND RESTATED LOAN AGREEMENT

THE BANK OF NEW YORK

By:	/S/ NATHAN S. HOWARD
Printed Name:	Nathan S. Howard
Title:	Vice President

Address:

One Wall Street, 19th Floor
New York, New York 10286
Attention:

Facsimile No.: (212) 635-7923

SIGNATURE PAGE- FIFTH THIRD BANK

AMENDED AND RESTATED LOAN AGREEMENT

FIFTH THIRD BANK

By:	/S/ SHAWN D. HAGAN
Printed Name:	Shawn D. Hagan
Title:	Vice President

Address:

Fifth Third Center
8000 Maryland Ave. Ste. 1400
Clayton, Missouri 63105 Attention:

Facsimile No.: (314) 854-1323

SIGNATURE PAGE- FIRST BANK

AMENDED AND RESTATED LOAN AGREEMENT

FIRST BANK

By:	/S/ KEITH SCHMELDER

Printed Name:	/s/ Keith Schmelder

Title:	Senior Vice President

Address:

135 North Meramec Avenue, Suite 408
Clayton, Missouri 63105
Attention:

Facsimile No.: (314) 889-1001

SIGNATURE PAGE- UNION PLANTERS BANK, N.A.

AMENDED AND RESTATED LOAN AGREEMENT

UNION PLANTERS BANK, N.A.

By:	/S/ AMANDA SCHMITT
Printed Name:	Amanda Schmitt
Title:	Vice President

Address:

8182 Maryland Avenue, Suite 200
St. Louis, Missouri 63105
Attention: C&I Lending
Facsimile No.: (314) 615-2355

SIGNATURE PAGE- SOUTHWEST BANK OF ST. LOUIS

AMENDED AND RESTATED LOAN AGREEMENT

SOUTHWEST BANK OF ST. LOUIS

By:	/s/ Randy Russell

Printed Name:	Randy Russell

Title:	Vice President

Address:

5256 S. Lindbergh

St. Louis, MO 63126

Attention:

Facsimile No.: (314)